Wednesday, October 30, 2013

Mr. Charles Bert

Entrepreneurial Growth Capital LLC

505 Park Avenue

New York, New York 10022

Dear Charles,

Bioanalytical Systems Inc. (BASi) has been satisfied with our relationship with EGC with regard to the $3,000,000 (three-million dollar) line of credit per the agreement entered into by both companies in January of 2010. Thank you.

With this letter, I would like to give you advance formal written notice of BASi’s non-renewal of this line of credit which expires on January 31, 2014. Could you please pass this notice on to your legal department so that we may initiate the paperwork for this termination?

Thank you for your assistance. If you have any questions, please feel free to call me at (765) 497-5829.

Sincerely,

/s/ Jacqueline M. Lemke

Jacqueline M. Lemke

President & CEO

Bioanalytical Systems, Inc.

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